Exhibit 23.10

CONSENT OF RESOURCE DEVELOPMENT INC.

The undersigned hereby states as follows:

We assisted with the preparation of the assisted with the preparation of the  “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 for Vista Gold Corp. (the “Company”) and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012 (together both reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”).

We hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to the Mt. Todd Gold Project included with such information, and the reference to our name as set forth in the Form 10-K.

RESOURCE DEVELOPMENT INC.

By:	_/s/ Deepak Malhorta
Name: Deepak Malhorta
Title: President

Date: October 1, 2013